Exhibit 10.29
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
RU-0211 EXCLUSIVE MANUFACTURING AND SUPPLY AGREEMENT
     This RU-0211 EXCLUSIVE MANUFACTURING AND SUPPLY AGREEMENT (“Agreement”) is made this 24th day of June 2005 (the “Effective Date”), by and among Sucampo Pharma Europe Ltd., a corporation organized and existing under the laws of United Kingdom and having its principal office at 78 Cannon Street, London EC4N6NQ, United Kingdom (“SPE”), and R-Tech Ueno Ltd., a corporation organized and existing under the laws of Japan and having its principal office at 1-1-7 Uchisaiwai-cyo, Chiyoda-ku, Tokyo 100-0011, Japan (“RTU”) (each referred to herein as a “Party” and collectively as the “Parties”).
     WHEREAS, SPE and RTU executed the Basic Exclusive Supply Agreement Term Sheet dated March 30, 2005 (the “Term Sheet”), which sets forth the basic terms and conditions under which RTU shall manufacture and supply certain products to SPE, and the parties now wish to enter into a definitive agreement in accordance with the Term Sheet;
     WHEREAS, RTU has expertise in the manufacture of the Drug Substances and Drug Products for preclinical, clinical and commercial use;
     WHEREAS, SPE is a United Kingdom based pharmaceutical company that seeks a supply source for Drug Substance and Drug Product (defined below) for SPE clinical evaluation and commercial sale in the SPE Territory (defined below);
     WHEREAS, RTU desires to be the exclusive clinical and commercial supplier of Drug Substance and Drug Product; and
     WHEREAS, SPE seeks to have RTU supply Drug Substance and Drug Product as further defined herein for use in SPE clinical development and for future commercial sale in the SPE Territory (defined below) and desires to have RTU be SPE’s exclusive supplier of Drug Substance and Drug Product.
     NOW, THEREFORE, in consideration of the mutual promises herein, the Parties agree as follows:
ARTICLE 1. DEFINITIONS
     Article 1.1. “Certificate of Analysis” means a certificate provided by RTU to SPE with each shipment of the Drug Substance and the Drug Product, which sets forth: (a) the results of any quality assurance testing; and (b) the manufacturing date.
     Article 1.2. “Confidential Information” means all information, whether in tangible form or not, provided by either party hereunder to the other, including but not limited to: financial information, including but not limited to current and projected financials and funding needs; information on research and development compounds, products, and processes; trade secrets; technical know-how; formulas; studies; regulatory submissions and records; research data and information; sales and marketing information (including, without limitation, customer lists); inventions; patent information and all other information pertaining to a party’s intellectual property; in any form (including but not limited to information provided orally, electronically, or in writing). It shall further include the existence and nature and terms of this Agreement, and any and all attachments or exhibits thereto.
     Article 1.3. “Drug Substance” means the RU-0211 active ingredient, prior to formulation as a final drug product.
     Article 1.4. “Drug Product” means a finally formulated RU-0211 drug product ready for clinical use or commercial sale, as appropriate.
     Article 1.5. “Good Manufacturing Practices” or “GMP” means the current good manufacturing practices for manufacturing Drug substances and Drug products as set forth in 21 USC 351(a)(2)(B) and 21 CFR Parts 210 and 211 or any successor provisions.
     Article 1.6. “NDA” refers to a New Drug Application, as defined in the United Kingdom Food, Drug and Cosmetic Act and applicable regulations promulgated there under, or other appropriate marketing authorization in the United Kingdom, or any counterpart application or marketing authorization in any country of the SPE Territory.
     Article 1.7. “Net Sales” for a particular period means the amount billed by SPE, its affiliates and its sublicensees to distributors and other third parties for the sale of a commercial Drug Product, less cash discounts and/or quantity discounts allowed, credits for customers; returnes and allowances; all as determined by SPE’s standard accounting practices, which must be in conformity with Generally Accepted Accounting Priciples.
     Article 1.8. “Order” means, with respect to clinical or commercial supply of Drug Product, a written communication from SPE to RTU of SPE’s need for a particular supply period, issued in accordance with Articles 2.4 and 2.5.
     Article 1. 9. “Person” means any individual, trust (or any of its beneficiaries), estate, partnership, limited partnership, association, limited liability company, corporation, any other enterprise engaged in the conduct of business or operating as a non-profit entity, however formed or wherever organized, or any governmental body, agency or unit.
     Article 1.10 “RU-0211” means the compound known by the USAN name lubiprostone, as described in more detail in Appendix A.
     Article 1.11. “Specifications” mean the manufacturing, quality control, packaging, labeling, shipping and storage specifications as separately set out for Drug Product in Appendix B and as updated from time to time on mutual agreement in writing by the parties.
     Article 1.12. “SPE Territory” means all of the countries located in EU, Middle East,

Africa, and their territories and possessions.
ARTICLE 2. GENERAL TERMS OF MANUFACTURING AND SUPPLY
     Article 2.1. Supply. Subject to the terms of this Agreement, RTU agrees to manufacture and supply the Drug Substance and the Drug Product to SPE and SPE agrees to purchase said Drug Substance and Drug Product in all such quantities as required by SPE for SPE’s clinical and commercial purposes.
     Article 2.2. Cost to Produce. RTU, at its sole expense, will provide all labor, utilities, equipment, personnel, facilities, raw materials and components necessary for manufacturing, development and implementation of all appropriate quality control measures, shipping, and storage of the Drug Substance and the Drug Product in compliance with the Specifications and the warranties contained in Article 9 and the Regulatory and Legal requirements of Article 7. RTU shall also be responsible for all process development and scale-up. SPE, at its sole expense, will provide all resources necessary to ship, store, and otherwise handle such Drug Substance and Drug Product in a manner necessary to meet applicable Regulatory and Legal requirements, after delivery of the Drug Substance and the Drug Product to SPE as described in Article 2.8.
     Article 2.3. Quality Assurance. RTU, at its sole expense, will perform all testing for compliance with the Specifications and the applicable GMPs and will supply a chemical Certificate of Analysis with each batch of Drug Substance and Drug Product and any other documentation required by law or regulation. Complete copies of all test results and/or assays will be submitted to SPE promptly following any reasonable request therefor during the term of this Agreement. RTU shall make available their facilities and relevant records for inspection by the appropriate government authorities, SPE or SPE’s agents for regulatory or quality assurance purposes upon reasonable notice and at reasonable times during normal business hours; provided, however, that the inspection by SPE or its agents hereunder shall be within the scope of inspection that is allowed under the relevant statutes and regulations.
     Article 2.4. Clinical Supply; Order. During the term of this Agreement, SPE shall grant RTU the exclusive right to manufacture and supply Drug Substance and Drug Product to SPE for clinical development purposes. During the term of this agreement, RTU and SPE shall from time to time confer and agree on SPE’s drug supply needs for SPE’s ongoing clinical development program. SPE shall inform RTU of its final requirements in advance of needing clinical supply in such timing as RTU shall reasonably need to duly perform its obligations hereunder, which shall constitute SPE’s Order to RTU and which, subject to the terms and conditions of this Agreement, RTU agrees to supply.
     Article 2.5. Commercial Supply; Exclusivity; Forecasting; Order. During the term of this Agreement, SPE shall grant RTU the exclusive right to manufacture and supply Drug Product to SPE for commercial purposes subject to appropriate marketing authorization in the United Kingdom or any counterpart marketing authorization in any country of the SPE Territory in respect of the Drug Product. Commencing from the date of filing of the first NDA for a particular Drug Product, SPE shall provide to RTU in writing a 12 month forecast of its requirements for Drug

Product which forecast will be updated quarterly until SPE’s first commercial sale. Thereafter, SPE shall provide a rolling 12 month forecast, updated monthly. The monthly update provided to RTU 8 months prior to the actual supply need shall constitute SPE’s supply Order to RTU, which, subject to the terms and conditions of this Agreement, RTU agrees to supply.
     Article 2.6. Promotional Sample Supply. For a period of twelve (12) months running from the time of SPE’s first commercial sale of Drug Product, SPE shall be entitled to purchase a commercially reasonable number of units of Drug Product for promotional purposes.
     Article 2.7. Acceptance or Rejection of an Order. RTU shall have 10 working days from receipt of an Order from SPE to reject or propose to modify an Order. If an Order is not rejected it shall be deemed accepted and RTU shall, subject to the terms and conditions of this Agreement, be obligated to supply it by its terms.
     Article 2.8. Delivery; Risk of Loss. Any Drug Substance and Drug Product supplied hereunder to SPE shall be shipped from RTU’s manufacturing facility in Sanda (Hyogo, Japan) or its contract manufacturer and delivered to a common carrier to be transported for importation into the SPE Territory. The identity of the common carrier and the port of entry shall be mutually determined by the Parties in writing. Title and risk of loss shall pass to SPE at the time the goods are delivered to SPE or its designee, and SPE shall assume all responsibility for and costs associated with the goods upon such delivery.
     Article 2.9 Inventory; Reports. On a monthly basis, RTU shall provide SPE with a report detailing present inventory of Drug Substance and Drug Product, along with RTU’s schedule for production for the succeeding three months. RTU agrees to at all time maintain commercially reasonable inventory levels of Drug Substance.
     Article 2.10. Non-Exclusivity. Nothing in this Agreement shall prohibit RTU, either clinically or commercially, from manufacturing or supplying, either on its behalf or for any third party, drug products containing the Drug Substance, or drug products containing different active ingredients which require the same reagents as the production of RU-0211, either in the SPE territory or in other parts of the world, provide, however, that RTU shall be prohibited from supplying the Drug Substance or the Drug Products in the SPE Territory or to those that induce or facilitate sale in the SPE Territory of the Drug Substance or the Drug Products by any party other than SPE.
     Article 2.11. Performance Issue. If either party becomes aware of any issue that may materially impact RTU’s ability to fulfill its obligations under this Agreement, it shall immediately notify the other party and both parties shall confer in good faith in order to address such issue.
ARTICLE 3. ADDITIONAL SERVICES
     Article 3.1. Consulting. In addition to the products supplied hereunder, RTU agrees to make available certain personnel for consulting SPE on manufacturing-related regulatory issues subject to payment by SPE of service fees at an appropriate hourly charge.

ARTICLE 4. PRICING AND PAYMENT
     Article 4.1. Payments. In consideration of the exclusive rights to manufacture and supply granted to RTU under the terms and conditions set forth in this Agreement including but not limited to Article 2.5, RTU shall pay SPE $2 million on Execution of the Term Sheet.
     Article 4.2 Clinical Development Schedule and Report. Schedule of the clinical development of RU-0211 in each Phase shall be outlined, in reasonable details, in Appendix C, which shall be updated from time to time during the term of this Agreement as there arises any material change in the schedule. SPE shall provide RTU with updates in writing in reasonable details of progress and forecast of the clinical development of RU-0211 on at least a quarterly basis and as reasonably requested from time to time during the term of this Agreement.
     Article 4.3. Clinical Supply Price. Drug Substance and Drug Product for use in clinical development shall be supplied pursuant to an Order issued under Article 2.4 on a batch-by-batch basis and supply at [**]$(or JPY equivalent of [**]$) per capsule without the packaging cost.
     Article 4.4. Promotional Supply Price. The Promotional samples described in Article 2.6 shall be supplied at [**]$(or JPY equivalent of [**]$) per capsule without the packaging cost.
     Article 4.5. Commercial Cost of Goods. In consideration for RTU’s supply of RU-0211 for commercial sale hereunder, SPE shall pay RTU [**] Yen (in Japanese Yen) per capsule in the case of BID or [**] Yen per capsule in the case of QD (the “Commercial Cost of Goods”). In no condition, the Commercial Cost of Goods shall not be less than the Base Price. The Commercial Cost of Goods shall not exceed [**] percent ([**]%) of the Net Sales. Notwithstanding anything contained in this Article 4.5, in no event shall the Commercial Cost of Goods be less than the Commercial Cost of Goods as set forth above in this Article 4.5.
     Article 4.6. Terms of Payment. Any payments due hereunder shall be made within [**] days of receipt of an invoice. Payment may be made by wire transfer or other suitable means agreed upon by the parties.
     Article 4.7. Shipping Terms. All payments for Drug Substance and Drug Product supplied hereunder are inclusive of all cost, insurance and freight (CIF) necessary for delivery to SPE as described in Article 2.8, except that title and risk of loss shall pass to SPE upon delivery to SPE or its designee.
ARTICLE 5. CONFIDENTIALITY
     Article 5.1. General Obligation. In order that each party may provide appropriate products and services, each has, and will continue to provide the other with, certain Confidential

Information prepared by or on behalf of and belonging to the “Disclosing Party.” The “Receiving Party” shall maintain Confidential Information in confidence and shall not, without Disclosing Party’s written authorization, disclose to any Person any Confidential Information. Receiving Party shall not use Confidential Information for any purpose except for the purposes delineated in this Agreement and for the Disclosing Party’s benefit.
     Article 5.2. Exceptions. Article 5.1 shall not apply to any information (1) that was in Receiving Party’s possession prior to receipt from Disclosing Party, (2) that was in the public domain at the time of receipt from Disclosing Party, (3) that becomes part of the public domain without breach of any obligation of confidentiality to Disclosing Party, (4) that is lawfully received by Receiving Party from a third party independent of Disclosing Party that has no obligation of confidentiality to Disclosing Party, or (5) that is required by law to be disclosed.
     Article 5.3. Notice; Return of Confidential Information. Receiving Party shall provide immediate notice to Disclosing Party of any request or demand for Disclosing Party’s Confidential Information, or any request or demand for information pertaining to the subject matter of this Agreement. Upon written request, Receiving Party shall promptly provide to Disclosing Party all Confidential Information provided to Receiving Party or prepared by Receiving Party on Disclosing Party’s behalf in connection with this agreement.
     Article 5.4. Irreparable Harm. The Parties mutually acknowledge and agree that Confidential Information disclosed under this Agreement is valuable principally because of its confidential nature, and so any improper disclosure of Confidential Information will represent irreparable harm that cannot be adequately compensated monetarily.
     Article 5.5. Term. This Article 5 confidentiality provision in all events shall remain in effect for ten (10) years following any disclosure made hereunder. Notwithstanding the foregoing, however, any trade secret disclosed to either Party, shall be held in strict confidence in perpetuity or until said trade secret is publicly disclosed through no fault of the receiving party.
ARTICLE 6. INTELLECTUAL PROPERTY
     Article 6.1. Ownership. Each party shall retain all right, title and interest in its intellectual property, including information, improvements, developments, inventions, patents, trade secrets and know-how, and Confidential Information and other materials disclosed by it to the other party hereunder.
     Article 6.2. Grant of Limited License. Subject to the terms and conditions of this Agreement, each party hereby grants to the other party a non-exclusive, non-transferable license to the extent, and only to the extent, necessary to perform this Agreement. All rights and licenses not granted herein are reserved to each party, and no other rights or licenses are granted or will be deemed to be granted to the other party (whether by implication, estoppel or otherwise). Without limiting the generality of the foregoing, RTU retains the right to manufacture the Drug Substance and the Drug Product, and to permit third parties to manufacture the Drug Substance and the Drug Product, both in and out of the SPE Territory, subject, however, to the provisions of Section 2.10.

ARTICLE 7. REGULATORY & LEGAL
     Article 7.1. Compliance. RTU shall at all times remain in substantial compliance, with all applicable laws, regulations and guidelines that apply to the manufacturing and supply contemplated hereunder.
     Article 7.2. Records. RTU shall keep accurate written records in substantial compliance with all applicable legal and regulatory requirements that apply to the manufacturing and supply contemplated hereunder. Such records will be made available to SPE on reasonable request for inspection, to the same extent that they would be available to an appropriate governmental inspector, during normal business hours. Records shall be maintained for the period of time required by applicable laws or regulations, or if there is no period of time specified by such laws or regulations, for three (3) years following the respective dates of records.
     Article 7.3. Authorization of the Manufacturing Facility. RTU shall be responsible for providing information that may be used in, or referenced by, an application filed by SPE with the regulatory authority in its territory for purposes of ensuring that the RTU manufacturing facility is authorized to manufacture the Drug Substance and Drug Product to be supplied under this Agreement. SPE shall have no obligation to purchase any Drug Product from RTU if they are produced in a manufacturing facility that is not, in any material respect, in compliance with all applicable legal and regulatory requirements.
     Article 7.4. Regulatory Audits; Notice of Audit. RTU shall make its facilities, records and personnel available to the regulatory authority as may be needed for compliance with the applicable laws, rules and regulations enforced by such authority. RTU shall advise SPE in writing immediately if:
          (a) an agent of any regulatory body having jurisdiction over the manufacture or distribution of the Drug Product makes an inquiry about the Drug Product or visits RTU’s manufacturing facility for the Drug Product, and shall specify what, if any, inquiry was made; or
          (b) any regulatory authority takes action against RTU on any issue related directly or indirectly to the manufacturing or distribution of the Drug Product.
     Article 7.5. Drug Master File. RTU shall produce and maintain a drug master file for Drug Substance made under this Agreement, which shall contain all information necessary to comply with the regulatory authority, and all European Pharmacopoeia standards with respect to the applicable manufacturing processes and Drug Product.
     Article 7.6. Import/Export Issues. RTU shall be responsible for (i) obtaining all governmental permits, consents and approvals which are required in order to export Drug Product from the country of origin, and (ii) making any required notifications or other filings (whether before or after shipment) which are required in connection with the exportation of Drug Product from the country of origin.

ARTICLE 8. REPRESENTATIONS & WARRANTIES OF SPE
     Article 8.1. Organization. SPE represents and warrants to RTU that it is a corporation duly organized, validly existing, and, where applicable, in good standing under the laws of the jurisdiction of its incorporation.
     Article 8.2. Authority. SPE represents and warrants that it: (a) has the right to enter into this Agreement; (b) has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and (c) has by all necessary corporate action duly and validly authorized the execution and delivery of this Agreement and the performance of its obligations hereunder.
     Article 8.3. No Conflicts. SPE represents and warrants to RTU that it has not and will not during the term of this Agreement enter into any agreement which conflicts with or which will result in any breach of, or constitute a default under, any note, security agreement, commitment, contract or other agreement, instrument or undertaking to which it is a party.
     Article 8.4. Insurance. SPE represents that it will at all times maintain commercially reasonable levels of insurance, including general liability insurance, in light of their responsibilities hereunder. SPE shall provide RTU with certificates of insurance upon RTU’s written request for the same.
     Article 8.5. Obligations of Confidentiality. SPE represents and warrants that any employee or other affiliated person, including subcontractors, who will be involved in performing this Agreement is bound, or will be bound prior to performing any work, by a proprietary information and technology agreement in favor of the other party, consistent with the obligations of Article 5, pursuant to which such employee or other person is obligated to confidentiality.
ARTICLE 9. REPRESENTATIONS AND WARRANTEES OF RTU
     Article 9.1. Organization. RTU represents and warrants to SPE that it is a corporation duly organized, validly existing, and, where applicable, in good standing under the laws of the jurisdiction of its incorporation.
     Article 9.2. Authority. RTU represents and warrants that it: (a) has the right to enter into this Agreement; (b) has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and (c) has by all necessary corporate action duly and validly authorized the execution and delivery of this Agreement and the performance of its obligations hereunder.
     Article 9.3. No Conflicts. RTU represents and warrants to SPE that it has not and will not during the term of this Agreement enter into any agreement which conflicts with or which will result in any breach of, or constitute a default under, any note, security agreement, commitment, contract or other agreement, instrument or undertaking to which it is a party.

     Article 9.4. Insurance. RTU represents that it will at all times maintain commercially reasonable levels of insurance, including general liability insurance, in light of their responsibilities hereunder. RTU shall provide SPE with certificates of insurance upon SPE’s written request for the same.
     Article 9.5. Qualified Personnel. RTU warrants that it will at all time use appropriately qualified personnel, having the appropriate levels of training and skill, to fulfill its obligations arising under this Agreement
     Article 9.6. Regulatory and Legal Compliance. RTU hereby warrants that its facilities and processes supplied hereunder substantially comply with, or will substantially comply with at all relevant times, all applicable legal and regulatory requirements necessary to fulfill its obligations under this Agreement, including without limitation, securing and maintaining any necessary certificates or permits.
     Article 9.7. Obligations of Confidentiality. RTU represents and warrants that any employee or other affiliated person, including subcontractors, who will be involved in performing this Agreement is bound, or will be bound prior to performing any work, by a proprietary information and technology agreement in favor of the other party, consistent with the obligations of Article 5, pursuant to which such employee or other person is obligated to confidentiality.
     Article 9.8. Process and Product Warranties. RTU warrants and represents that:
          (a) Drug Product sold by RTU to SPE hereunder shall (i) materially comply with the Specifications for Drug Product, and (ii) materially conform with the information shown on the Certificate of Analysis provided for the particular shipment;
          (b) no Drug Product sold by RTU to SPE hereunder shall be adulterated or misbranded within the meaning of the United Kingdom Food, Drug, and Cosmetic Act, as amended and in effect at the time of shipment (the “Act”), or within the meaning of any state or municipal laws in the United Kingdom applicable to the Drug Product and containing terms with substantially similar meanings as the meaning of adulteration or misbranding under the Act; provided, however, that this paragraph shall not apply to, and RTU shall have no responsibility for, misbranding caused directly by SPE as a result of labels or package texts specified or provided by SPE for the Drug Product; and RTU shall have no responsibility for issues of regulatory and legal compliance that are the responsibility of SPE, including but not limited to (1) maintaining a complete and valid NDA for the product, (2) ensuring that the product specifications are consistent with the NDA, and (3) ensuring that the product is stored and distributed in the SPE Territory in a manner that does not result in its becoming adulterated, misbranded, or otherwise in violation of law.
     Article 9.9. Continuity of Supply. The parties acknowledge that continuous supply of Drug Substance and Drug Product are of critical importance to the commercial interests of both parties, and accordingly, RTU shall use commercially reasonable efforts to maintain the continuity of supply, and SPE shall reasonably cooperate with RTU (including but not limited to providing forecasts pursuant to Article 2.5 of this Agreement), so that Drug Substance and Drug Product be supplied continuously during the term of this Agreement.
ARTICLE 10. INDEMNIFICATION
     Article 10.1. RTU’s Obligation. RTU shall defend, indemnify and hold SPE, and the respective officers, directors and employees of each, harmless from and against any and all claims, demands, losses, damages, liabilities (including without limitation product liability), settlement amounts, cost or expenses whatsoever (including reasonable legal fees and costs and court costs) arising from or relating to any claim, action or proceeding made or brought against such person by a third party as a result of RTU’s negligence, willful misconduct or breach of this Agreement (including, without limitation, RTU’s failure to comply with the Specifications, any breach by RTU of the warranties contained in Article 9, or otherwise any breach of the provisions of this Agreement by RTU). RTU shall have no obligation under this clause to indemnify SPE for claims described in Article 10.2. For the avoidance of doubt with regard to product liability claims relating to Drug Substance and Drug Product, RTU’s indemnification of SPE hereunder shall extend only to matters of drug quality.
     Article 10.2. SPE’s Obligation. SPE shall defend, indemnify and hold RTU and the respective officers, directors and employees of each harmless from and against any and all claims, demands, losses, damages, liabilities (including without limitation product liability), settlement amounts, cost or expenses whatsoever (including reasonable legal fees and costs and court costs) arising from or relating to any claim, action or proceeding made or brought against such person by a third party as a result of (1) SPE’s negligence, willful misconduct or any breach of the terms of this Agreement (including any of its representations and warranties set forth therein), (2) the manufacture and delivery to SPE of Drug Substance and Drug Product done in accordance with the Specifications, warranties and provisions of this Agreement, and/or (3) the investigation, administration, use, sale, marketing, promotion, advertising, storage, distribution, and any other activity with respect to the Drug Substance and the Drug Product that is the responsibility of SPE under this Agreement. SPE shall have no obligation under this clause to indemnify RTU for claims described in Article 10.1. For the avoidance of doubt with regard to product liability claims relating to Drug Product, SPE’s indemnification of RTU hereunder shall extend only to matters inherent to the Drug substance.
     Article 10.3. Notice; Defense of Claims. In the event of any claim, action or proceeding for which a person is entitled to indemnity hereunder, the Person seeking indemnity (“Claimant”) shall promptly notify the relevant party (“Indemnitor”) in reasonable detail in writing the factual basis for such claim, action or proceeding and the amount of the claim; provided, however, that any delay by the Claimant in giving such notice shall not relieve the Indemnitor of its obligations under this Agreement except and only to the extent that the Indemnitor is materially damaged by such delay. The Indemnitor shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Claimant in its reasonable judgment; provided, however, that any Claimant may, at its own expense, retain separate counsel to participate in such defense. The Claimant shall not settle, compromise, discharge or otherwise admit to any liability for any claim or demand for which it is indemnified without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed). The Indemnitor shall not settle, compromise, discharge or otherwise admit to any liability for any claim or demand on a basis that would adversely affect the future activity or conduct of the Claimant without the prior written consent of the Claimant.
ARTICLE 11. TERM AND TERMINATION
     Article 11.1. Term. This Agreement shall become effective as of the date hereof and remain in full force and effect for twenty (20) years from execution of this Agreement, unless otherwise earlier terminated by mutual written agreement or by the provisions set forth below.
     Article 11.2. Termination for Cause. In addition to any other rights or remedies a party may have, either party may terminate this Agreement upon the occurrence of any of the following events of default which is not cured within sixty (60) days after written notice thereof is received by the other party:
          (a) breach by the other party of any of its material obligations hereunder; or
          (b) should the other party become subject of proceedings involving bankruptcy, receivership, administration, insolvency, moratorium of payment reorganization or liquidation, or make any assignment for the benefit of the creditors or any equivalent measures in any relevant jurisdiction.
     Article 11.3. Survival of Certain Rights and Obligations. The obligations under Article 5, Article 6, Article 8, Article 9, Article 10, this Article 11.3 and Article 12 shall survive any expiration or other termination of this Agreement in accordance with their terms.
ARTICLE 12. DISPUTE RESOLUTION
     Article 12.1. Negotiation. The parties agree to consult and negotiate in good faith to try to resolve any dispute, controversy or claim, of any nature or kind, whether in contract, tort or otherwise, that arises out of or relates to this Agreement. No formal dispute resolution shall be used by either party unless and until the chief executive officers of each party shall have attempted to meet in person to achieve such an amicable resolution.
     Article 12.2. Arbitration. Any dispute, controversy or claim that arises out of or relates to this Agreement that is not resolved under Article 12.1 shall be settled by final and binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) in effect on the Effective Date, as modified by Article 12.3 below. Judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction. The place of arbitration shall be Paris, France unless another location is agreed upon between the parties and arbitrators. The arbitration shall be conducted in the English language by three (3) neutral arbitrators selected by mutual agreement of the parties or, if that is not possible within thirty (30) days of the initial demand for such arbitration, by the ICC. At least one (1) arbitrator shall have knowledge of and experience in the ethical pharmaceutical industry.

     Article 12.3. Special Rules. Notwithstanding any provision to the contrary in the ICC’s Rules of Arbitration, the parties hereby stipulate that any arbitration hereunder shall be subject to the following special rules:
          (a) The arbitrators may not award or assess punitive damages against either party; and
          (b) Each party shall bear its own costs and expenses of the arbitration and shall share equally the fees and costs of the arbitrators, subject to the power of the arbitrators, in their sole discretion, to award all such reasonable costs, expenses and fees to the prevailing party.
ARTICLE 13. MISCELLANEOUS
     Article 13.1. Changed Circumstances. The parties recognize that the obligations of this Agreement may run for many years in the future. In the event of any material change in circumstances, the parties shall meet and confer in good faith in order to try and find a solution that accommodates the interests of both parties. RTU acknowledges that SPE will enter into one or more agreements with third parties for the purpose of commercial sale of RU-0211 in the SPE Territory, and in the event that such third parties raise concerns or place demands on SPE concerning matters pertaining to this Agreement, RTU shall work with SPE to resolve such concerns or demands, including amending this Agreement, as may be commercially appropriate or necessary. SPE acknowledges that RTU will enter into agreements with third parties for the purpose of procuring various materials necessary for RTU to manufacture and supply RU-0211 hereunder, and in the event that such third parties raise concerns or place demands on RTU that will result in increase of manufacturing costs, SPE shall work with RTU to resolve such concerns or demands, including amending this Agreement, as may be commercially appropriate or necessary.
     Article 13.2. Subcontracting. RTU may subcontract its obligations hereunder without the consent of SPE; PROVIDED, HOWEVER, that RTU shall assume complete responsibility for the acts of its subcontractor and agrees to make SPE whole for any act or omission of RTU’s subcontractor that damages SPE as if the act or omission were RTU’s.
     Article 13.3. Entire Agreement. This Agreement, together with the Appendices attached hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes the Term Sheet and any and all other previous proposals or agreements, oral or written, and all negotiations, conversations or discussions heretofore between the parties related to the subject matter of this Agreement.
     Article 13.4. Independent Contractor; No Agency. This agreement shall not be construed to create an employment or agency relationship between the parties. This Agreement is not intended to create any agency relationship of any kind; the Parties agree not to contract any obligations in the name of the other or to use each other’s credit in conducting any activities under this Agreement. Each party is solely responsible for the payroll taxes, workman’s compensation insurance, and any other benefits owed to their own employees.

     Article 13.5. Assignment. Upon written approval of the other party, which approval shall not unreasonably be withheld and shall be timely given, a party may assign or otherwise transfer its rights and obligations under this Agreement to any successor in interest (by merger, share exchange, combination or consolidation of any type, operation of law, purchase or otherwise), provided that such assignee or successor agrees to be bound by the terms hereof. Notwithstanding anything contained in this Article, this Agreement shall be assigned from SPE to any entity which acquired, or otherwise succeeded in interest in, all or substantially all of the assets in relation to RU0211, and such entity shall be bound by this Agreement. The parties specifically contemplate that this agreement may be assigned to RTU if it becomes an independent company from R-Tech Ueno, Ltd. and retains the proper expertise, equipment and personnel for carrying out the obligations of this Agreement. For the avoidance of doubt, the parties acknowledge that SPE is entering into this Agreement on the basis of RTU’s special expertise in manufacturing prostaglandin-related compounds, and so SPE may withhold their approval of a proposed assignment if the proposed successor does not have reasonably comparable expertise.
     Article 13.6. Governing Law. This Agreement shall be construed in accordance with Japanese law, excluding its choice of law provisions.
     Article 13.7. Notices. All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally or by telecopy (receipt confirmed) to such party (or, in the case of an entity, to an executive officer of such party) or shall be given by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to SPE:	Sucampo Pharma Europe Ltd.
78 Cannon Street, London EC4N6NQ
United Kingdom
Attention: Mr. Alan Chalmers
Facsimile number:

and if to RTU:	R-Tech Ueno, Ltd.
1-1-7 Uchisaiwai-cyo, Chiyoda-ku, Tokyo
Japan, 100-0011
Attention: Mr. Ryu Hirata
Facsimile number: 81-795-60-7180
     Article 13.8. Severability. If a court of competent jurisdiction holds any provision of this Agreement invalid, the remaining provisions shall nonetheless be enforceable according to their terms. Further, if any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.
     Article 13.9. Waiver, Discharge, etc. This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties to this Agreement by their duly authorized representatives. The failure of either party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part of it or the right of either party after any such failure to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. No inspection or acceptance, approval, acquiescence, or payment by SPE with respect to non-conforming Drug Product shall relieve RTU from any portion of its warranty obligations hereunder unless expressly agreed by SPE in writing.
     Article 13.10. Titles and Headings; Construction. The titles and headings to Articles herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.
     Article 13.11. Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective permitted successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     Article 13.12. Execution in Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, each of the parties has caused this Exclusive Supply Agreement to be executed in the manner appropriate to each, effective as of the date first above written.

R-TECH UENO, LTD.		Sucampo Pharma Europe Ltd.

By:	/s/ Mitsunaga Tada	By:	/s/ Alan Chalmers

	Mitsunaga Tada		Alan Chalmers
	Representative Director		Director

Appendix A
Description of RU-0211

Generic name:	lubiprostone

Chemical names:	[**]

Code name:	RU-0211

CAS No.:	136790-76-6

Structural Formula:	[**]

Appendix B
Specifications for RU-0211
Drug Product
     [**]

Appendix C
Clinical Development Schedule
To be provided.

ADDENDUM
Reference is made to that certain RU-0211 Exclusive Manufacturing and Supply Agreement, dated as of June 24, 2005, by and between Sucampo Pharma Europe Ltd. (“SPE”) and R-Tech Ueno, Ltd. (“RTU”) (“Original Agreement”).
Capitalized terms used in this Addendum and not otherwise defined have the meaning given to such terms in the Original Agreement.
SPE and RTU shall hereby agree as follows:
1. SPE may elect to qualify a back up supplier (“Back-Up Supplier”) reasonably acceptable to RTU for the supply of Drug Substance and Drug Product. In the event that RTU is unable, or determines that it will be unable, to produce Drug Substance or Drug Product in accordance with SPE’s Orders, it shall notify SPE within five (5) business days. Upon the receipt of such notice or the rejection (in whole or in part) by RTU of an Order pursuant to Article 2.7, SPE shall be entitled (i) to purchase and use Drug Substance from the Back-Up Supplier and (ii) to purchase and sell Drug Product from the Back-Up Supplier, in each case to the extent RTU is unable to fill SPE’s Orders, as submitted by SPE, in full. For such purpose, RTU shall grant to such Back-Up Supplier a non-exclusive, royalty-free, license under the patent rights and know-how owned by RTU to manufacture Drug Substance and Drug Product solely as the Back-Up Supplier pursuant to the terms of this Addendum. Further, RTU shall promptly provide, at such times and locations as may reasonably be requested by SPE, and at SPE’s expense at reasonable consulting rates, cooperation to enable the Back-Up Supplier to establish such manufacturing capability. Notwithstanding anything to the contrary in this Addendum, if RTU recovers the ability to produce Drug Substance and Drug Product in accordance with SPE’s Orders, RTU shall notify SPE and SPE shall cause the Back-Up Supplier to cease manufacturing and supplying Drug Substance and Drug Product within five (5) business days, and SPE shall not purchase from the Back-Up Supplier after such fifth business day any Drug Substance or Drug Product.
2. Maintenance of Inventory. In furtherance of Article 2.9, RTU agrees to maintain at least a six (6) month inventory of Drug Substance and at least a six (6) month inventory of the intermediate product. RTU shall ensure the inventory of Drug Product has an expiration date of at least [**] at all times; provided however, that if the shelf life approved by the FDA is less than [**], the shelf life shall be such period [**], but in no event less than [**].

3. Payments and Currency Conversion. In furtherance of Article 4.6, SPE and RTU agree that payments for clinical supply and promotional samples shall be made in US Dollars or Japanese Yen. If made in Japanese Yen, the supply price set forth in Article 4.3 or Article 4.4, as applicable, shall be converted into Yen using the daily exchange rate for converting US Dollars into Yen as published by Bloomberg on the date of invoice. Payment for commercial supply shall be made in Japanese Yen in accordance with Article 4.5. For purposes of calculating the cap on the Commercial Cost of Goods set forth in Article 4.5, Net Sales of SPE shall be converted into Japanese Yen using the applicable average exchange rate for converting the applicable currency to Japanese Yen as published by Bloomberg on the last business day of each month during the period being measured.

Sucampo Pharma Europe Ltd.
By:	/s/ Alan A. Chalmers		26.09.2006
	Name:	Alan A. Chalmers
	Title:	Director

R-Tech Ueno, Ltd.
By:	/s/ Ryn Hirata		2 Oct, 2006
	Name:	Ryn Hirata
	Title:	Director, Pharma Chemical Division R-Tech Ueno, Ltd.